THIS TECHNOLOGY LICENCE AGREEMENT (the "Agreement") is made the 8th day of June 2008.

Between:

(1)   David Bychkov, founder and inventor of the BT2 technology, on individual whose address is at 7432 Emerald Drive, Manassas, Virginia (hereinafter called "the Licensor") of the first part;

And

(2)   BT2 International, Inc., a company incorporated in Nevada whose registered office is at Suite 2067, 1117 Desert Lane, Las Vegas, NV 89102-0000 (hereinafter called "the Licensee") of the second part.

WHEREAS:

A.    The Licensor has developed and is the sole and exclusive owner of the Intellectual Property Rights in the Technology (as these terms are defined herein).

A.    The Licensee wishes to obtain a licence to use the Technology for the purpose of fabricating and manufacturing products from the Patents pending and marketing and distributing products from the Patents pending in the
        Territories.

A.    The Licensor is prepared to grant to the Licensee, an exclusive, transferable and non-revocable right and licence to the Technology within the Territory, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency arc acknowledged, the parties hereby agree as follows:

1.            DEFINITIONS

                "Confidential Information"   Means all information (whether in print, oral, magnetic, optical or electronic form) which is expressly marked as confidential or which is manifestly of a confidential nature or which is confirmed in writing to be confidential within thirty (30) day of its disclosure. It shall include, but shall not be limited to, all information of the Licensor which relates to:

(a)   the subject matter of this Agreement;

(b)   the  content of the Technology, including all directions, instructions, manuals, drawings and/or processes (whether in tangible form or otherwise) provided to the Licensee arising out of connection with the use of the Technology  or any part thereof;

(a)   the personnel, policies, product plans, designs, costs, finances, marketing plans, research development or business strategies of the Licensor; and

(a)   the terms upon which the Technology is being supplied pursuant to this Agreement.

Information shall not be considered confidential to the extent that it is publicly disclosed through no fault of the receiving party hereto, either before or after it becomes known to the receiving party.

"Documentation"	Means the operating manuals, guides and other support materials provided by the Licensor to the Licensee in either print, magnetic, optical or electronic form, including any materials which are designed to assist or supplement the understanding or application of the Technology.

"Effectivc Date"	Means the 8th day of June 2008.

"End-User"	Means an end-user of the Licensed Product that has, before securing access to the Licensed Product, entered into an EULA, with the Licensee.

"EULA"
Means the end-user licence agreement between the Licensee and each end user in the Territory which permits the use of the Technology by such end-user and which incorporates the provisions set out in Clause 5.1.7.

"Field of Use"	Means the field of monitoring devices to be used in the health care industry.

"Implementation Date"
Means the date upon which the Licensee commences the actual fabrication, manufacture and marketing of the products. Such date is expected to commence once the second round of financing is completed, some 120 days after the Effective Date of this agreement.

"Improvements"	Means any and all changes, modifications, additions, alterations, enhancements, upgrades and development to the Technology, but shall not include any part of the Technology or Documentation, which remains proprietary to the Licensor.

"Intellectual Property Rights"	Mean any and all vested, contingent or future inventions, innovations, discoveries, design rights, model rights, patents, patent applications, trade secrets, copyrights, codes, technical information and know-how, including but not limited to any methods, techniques, processes, discoveries, inventions, innovations, unpatentable processes, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information, relating to the Technology, Documentation and the Licensed Product, registrations of and applications to register any of the aforesaid rights, rights in the nature of any the aforesaid rights in any country, rights in the nature of unfair competition rights and rights to sue for passing off relating to the Technology and Documentation and any other proprietary information belonging to the Licensor, whether solely, jointly or otherwise.

"License"	Means the licence granted to the Licensee under Clause 2.

"License Fee"	Means the fees payable by the Licensee to the Licensor as set out in Clause 3.1.1.

"Licensed Product"	Means any monitoring device, in the form prescribed in the Patent pending documents, and fabricated using any part of the Technology, and as described in Schedule 2.

"Parties"	Means the Licensor and the Licensee collectively and "Party" means either the Licensee or the Licensor, as the context dictates.

"Revenue"	Means any and all revenues received and receivable by the Licensee, including but not limited to transaction fees, subscription fees, and all other revenue sources attributable to the use of the Technology under this Agreement. For the purposes of this definition, the Revenue shall be computed prior to any taxes, refund, discount, credit or other offset that the Licensee may deduct from the Revenue.

"Royalty"	Means the percentage of annual Revenue payable by the Licensee to the Licensor as calculated in Schedule 3.

"Sale Price"	Means the price quoted and charged by the Licensee in direct sales to any party of any part of the Licensed Product

"Technology"	Means the products manufactured from the Patents pending as described in Schedule I, as the same exists on the Effective Date and to be licensed to the Licensee under this Agreement for the Field of Use.

"Term"	Means the licence duration as stipulated in Clause 11.1 below.

"Territory"	Means the territories of the world that this License applies.

1.2     In this Agreement, unless contrary intention appears:

(a)      the clause headings are for case of reference only and shall not be relevant to interpretation;

(a)      a reference to a clause number is a reference to its subclauses;

(a)     words in the singular number include the plural and vice versa;

(a)     words importing a gender include any other gender;

(a)     a reference to a person includes bodies corporate and unincorporated associations and partnerships;

(a)      a reference to a schedule or clause is a reference to a schedule or clause of this Agreement;

(a)      the recitals to this Agreement do not form part of the Agreement; and

(a)      monetary references are references to the United States currency.

2.       LICENCE

2.1
Subject to the Licensee's compliance with the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee an exclusive, transferable, non-revocable (except for cause) right and licence, to use the Technology solely for the purposes of:

2.1.1	to fabricate and manufacture products from the Patents;

2.1.2
to use, have used, make, have made, sell, have sold, and lease, sell and/or otherwise transfer copies of the Licensed Product on such terms and conditions as described herein and in the Schedules annexed hereto, in the Field of Use, within the Territory and for the Term only.

2.2
The Parties agree and acknowledge that this licence transfers to the Licensee the exclusive, transferable, non-revocable interests in the property or Intellectual Property Rights to the Technology, Licensed Product and Documentation. Titles to the Technology, Licensed Product and Documentation and the Intellectual Property Rights of whatever nature therein (including any copies, alterations, modifications or amendments made hereto) are and shall remain the sole property of the Licensor.

2.3
Notwithstanding anything in this agreement, and in particular Item 2.2 (above), providing all obligations of the Licensee have been met, ownership and title to the Technology, Licensed Product and Documentation and the Intellectual Properly Rights of whatever nature therein (including any copies, alterations, modifications or amendments made hereto) shall transfer to the Licensee upon meeting the following milestone:

•   Meeting the $1,000,000 revenue mark from evaluation kit sales and/or BT2 watch sales to prospective distributors.

2.4
The parties acknowledge that the technology is patented pending in U.S.A., however the applications for the technology's uses are worldwide. Therefore this license applies to all of the countries and territories of the world. In the event any patent or patent pending process is or becomes in default. Licensee may intervene and correct such default.

2.5
Should the Licensee feel justified in patenting the technology in other countries of the world, permission is granted to pursue such action, in whomever name is more desirable. Whatever action is taken in this regard, the terms and conditions of this license shall apply.

2.6	All rights not expressly granted herein to the Licensee are reserved by the Licensor.

3.       FEES AND GRANT OF EQUITY

3.1	In consideration of the grant of the licence herein, the Licensee agrees to pay the Licensor the following amounts:

3.1.1
A non-refundable up-front licence fee of $5,000 being due and payable 120 days from the date of execution of this Agreement, i.e., on the 8th day of June 2008. Such fee shall be payable from the first $100,000 raised by the Licensor from investors identified by the Parties.

3.1.2
A non-refundable royalty advance of $25,000 being due and payable 210 days from the date of execution of this Agreement, i.e., on the 8th day of June 2008. Such fee shall be payable from the next $500,000 raised by the Licensor from investors identified by the Parties.

3.13
The fees payable in items 3.1.1 and 3.1.2 shall be considered as advance royalty payments due in accordance with the royalty scheme set out in Schedule 2 of this Agreement on a quarterly basis and concurrent with the Licensee's submission of sales reports pursuant to Clause 5.8, and on the last day the Term.

3.2	All payments made to the Licensor shall be in U.S.A. Dollars, without any deduction set off or withholding whatsoever.

3.3
All payments made to the Licensor hereunder shall be exclusive of any sale and use tax or any similar tariff, import, duty, fees or assessments (including the amount of interest and penalties in connection therewith) or governmental charge (collectively know as "Liabilities"). In the event such Liabilities are levied upon or chargeable for whatever reason, the Licensee shall be responsible for the payment of or reimbursement to the Licensor for the payment of such Liabilities (as the case may be)

3.4	Time of payment shall be of the essence.

3.5
In the event of any failure to make any payment due to the Licensor in accordance with the foregoing clauses, without prejudice to anything else in this Agreement and/or any other rights which the Licensor may have at law, the Licensor shall have the right to:

3.5.1	forthwith suspend or terminate the Licence hereby granted to the Licensee; and/or

3.5.2	provide the Licensee an extension of time to complete such payments, at the sole discretion of the Licensor

3.5.3
charge the Licensee, in respect of any and all overdue payments, interest at a rate of 1% (one per cent) above the base lending rate of the designated bank of BT2 International, Inc. per month or part thereof, compounded monthly, on the outstanding balance.

3.6
Upon termination of the Licence, the Licensor may repossess any copies of the Technology, Documentation and Licensed Product delivered to the Licensee or made by the Licensee including such copies of the Licensed Product in the control or possession of the Licensee. For such purpose, the Licensee or anyone or more of its agents or authorized representatives shall be entitled at anytime and without notice to enter upon any premises in which the same are or are reasonable believed by the Licensor to be kept, stored or used.

3.7
The Parties agree that the Licensor's acceptance of any purported payment of Royalty from the Licenses shall not be deemed the Licensor's acceptance of the validity and accuracy of any record and document in support thereof. For avoidance of doubt, the Licensor reverses the right to reject any such record or document as valid or accurate subsequent to its acceptance of any purported payment of Royalty and in such event, the Licensor shall have the right to recover the balance of any sums thereby found due and unpaid.

3.8
The parties agree that there will be certain milestones to be achieved during the development of the final product and the marketing of this BT2 product. As each of these milestones is achieved, the Licensee shall grant the Licensor common shares in BT2 International, Inc. in accordance with Schedule 3.

4.       LICENSOR'S OBLIGATIONS

4.1
The Licensor shall use reasonable endeavours to procure the services of all the personnel who made up to development team for the Technology. Such services will be available to the Licensee (1) month from the date of execution of this Agreement, at such time and place to designated by the Licensor, for the sole purpose of assisting in the orientation of such staff of the Licensor in the use and operation of the Technology, and for assisting the Licensee in raising the capital monies necessary to fabricate, manufacture and market the products from the Technology. The scope of such orientation shall be determined solely by the Licensee.

4.2
The Licensee agrees and acknowledges that it shall be solely responsible for any and all the transportation and other ancillary costs incurred by its selected staff undergoing the orientation in Clause 4.1.

4.3
The Licensor shall use reasonable endeavours to procure the services of all the personnel who made up the development team for the Technology. Such services will be for the purposes of assisting the Licensee with the fabrication and manufacturing of the products and to provide other technical advice and assistance in any other aspects of the Licensee. Such services will be available to the Licensee for a period of 3 years from the Implementation Date of this Agreement.

4.4
Upon the execution of this Agreement, the Licensee hereby confirms that the Licensor has effected full delivery of the Technology and Documentation and nothing in this Agreement shall be construed as requiring the Licensor to prepare or deliver to the Licensee the Technology, Documentation or any further information, documents or data relating thereto or engage in any technical studies or research or development or any other obligation with regards to the use and operation of any part of the Technology including but not limited to the installation thereof for and on behalf of the Licensee.

5.        LICENSEE'S OBLIGATIONS

5.1	The Licensee warrants and undertakes that during the Term or the continuance of the licence granted under this Agreement:

5.1.1
the Technology and Documentation shall be used solely by the Licensee and/or any other corporations related or controlled by the Licensee and only for the purposes contemplated by Clause 2 of this Agreement;

5.1.2	it shall not take any action which may impair the Licensor's ownership and exclusive rights to the Intellectual Property Rights;

5.1.3
it shall use its best efforts to raise sufficient financing for the Licensee to hire skilled and experienced staff to fabricate, manufacture and then market the products from the Technology in order to meet and exceed to the target minimums that will pay the Licensor the royalties as prescribed;

5.1.4
as to each employee that is provided access to the Technology and/or the Licensed Product, the Licensee shall secure the employee's execution of a confidentiality agreement which provides that the employee may access and/or use the Technology or the Licensed Product only under terms and conditions of the confidentiality agreement which terms shall be determined by the Licensee with the approval of the Licensor, and which shall include, without limitation, express the acknowledgment by the employee of the Licensor's property and rights in the Technology and the Licensed Product and express provisions prohibiting the employee to:

5.1.4.1	sub-license, sell, lease, transfer, and distribute the Technology or the Licensed Product in any manner whatsoever;

5.1.4.2	make, manufacture, reproduce or replicate the Technology of the Licensed Product in any manner whatsoever;

5.1.4.3	make modifications, additions, alterations, enhancements, improvements, upgrades or new versions of the Technology or Licensed Product in any manner whatsoever;

5.1..5	it shall effect and maintain adequate security measures to the Licensor to safeguard the Technology from access and misuse by any unauthorized persons (including the copies thereof).

5.2
The Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at the Licensee's expense, including, where applicable and without limitation, any safety or feasibility studies. The Licensee shall have the sole responsibility of any warning labels, packaging and instructions as to the use of the Licensed Product and for the quality control for any Licensed Product.

5.3
To the extent required by applicable laws, it at all, the Licensee agrees that the Licensed Product will be manufactured and/or provided in such countries, subject to such consents as may be required or obtained, if at all, from the relevant regulatory and/or administration and/or governmental authorities.

5.4
The Licensee shall be responsible for obtaining all third party consents and approvals required, including obtaining the right and authority to use, distribute, copy, reproduce, broadcast or otherwise disseminate works protected by copyright.

5.5	The Licensee shall not use the name, logo or trademarks of the Licensor or any variation thereof without the Licensor's prior written consent.

5.6
The Licensee agrees to register this Agreement with any foreign governmental agency which requires such registrations, and the Licensee shall pay all costs and legal fees in connection therewith. In addition, the Licensee shall assure that all foreign laws affecting thus Agreement for the sale of the Licensed Product arc satisfied.

5.7	The Licensee shall maintain complete and accurate records of:

5.7.1	all transactions relating to the Technology and the Licensed Product;

5.7.2	all copies made of the Technology and the Licensed Product;

5.7.3	the number of sub-licences issued to end-users in respect of the Licensed Product; and

5.7.4	the Revenue received by the Licensee.

which the Licensee shall produce to the licensor on request from time to time.

5.8
At the end of twelve (12) months from the Effective Date and thereafter on a quarterly basis, the Licensee shall submit or caused to be submitted to the Licensor accurate and complete sales reports indicating the actual sales volume for the relevant quarter and individual sale prices. All sales reports shall be accompanied by copies of sale transaction documents, including all invoices to the End-Users.

5.9
The Licensee agrees that the Licensor shall, at reasonable intervals, have the right to appoint an independent auditor to examine the Licensee's relevant books and records to verify the Licensee's fulfillment of its obligations under this Agreement. The cost of such audit conducted shall be borne by the Licensee.

5.10
The Licensee shall at all reasonable times permit the Licensor to check the use of the Technology, Licensed Product and Documentation by the Licensee and/or verify the accuracy of any and all sales reports furnished by the Licensee to the Licensor and for that purpose, the Licensor shall be entitled to enter into any of the Licensee's premises upon prior notice being given (and the Licensee hereby irrevocably licenses the Licensor, its employees and agents to enter such premises for such purpose).

6.       WARRANTY AND LIABILITY

6.1	The Licensor represents and warrants that is has full corporate right and power to enter into this Agreement.

6.2
The Technology are provided on an "As-Is" basis without any warranty of any kind, express or implied. The Licensor does not make or give any representation, warranty or undertakings to the following effect:

6.2.1
that the functions contained in the Technology will meet the Licensee's specific requirements or that the functions contained in the Technology or the operation of the Technology will be uninterrupted or error free or that any defects will be corrected;

6.2.2	that the Technology will be effective or fit for any purpose or that it is supplied by the Licensor free from any defect or error, or

6.2.3
that the use or sale of the Licensed Product or the use of the Technology and/or Documentation will not infringe any of the copyright or the Intellectual Property Rights or any other rights belonging to or alleged to belong to any third party.

6.3
The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

6.4
The Licensor shall not be liable to the Licensee, End-User or any third party for any special, indirect, incidental, punitive, consequential, exemplary or any other damages whatsoever (including, without limitation, damages for loss of profits or revenues, business interruption, loss of data, loss of business information, other pecuniary loss and cost of legal expense) in connection with this Agreement and, without limitation, the use or performance of the Technology.

6.5
The total and cumulative liability of the Licensor to the Licensee for any claims or damages under this Agreement whether arising out of contract, tort or any other cause of action, shall be limited to direct damages and shall in no event exceed the sums paid by the Licensee to the Licensor under this Agreement in the last twelve (12) months prior to the event giving rise to the claim.

7.       INTELLECTUAL PROPERTY RIGHTS

7.1
The Licensee shall have the right to apply for registration of any of the Intellectual Property Rights anywhere in the world that the Licensor has not applied for a Patent, however the Licensee shall at no time challenge the validity and the Licensor's ownership of the same.

7.2
Interest and title to all Improvements carried out by the Licensee (the "Licensee's Improvements"), if any, shall be the subject matter of intellectual property and shall vest solely and exclusively in the Licensor.

7.3
Licensee shall report in writing to the Licensor the details of any and all Improvements carried out by the Licensee and shall produce to the Licensor such written reports one (1) month after the Effective Date and thereafter on a monthly basis without demand. The Licensor shall be entitled at any time to be availed of further details of any such report furnished, including any record or document in support thereof

            OR

7.4
Notwithstanding anything to the contrary, nothing in this Agreement shall be construed as according to the Licensee any right whatsoever to customized, adapt, alter or make any changes to the Technology.

7.5
For the avoidance of doubt, the Licensee shall not be entitled to, and the Licensor shall not be obliged to provide, any improvements, or any upgrade, development or improvement to the Technology and/or Licensed Product.

7.6
The Parties shall negotiate in good faith and set out in a separate written agreement their respective rights and obligations vis-a-vis commercialization and protection of the Intellectual Property Rights in the Licensee's Improvements.

8.       CONFIDENTIALITY

8.1
The parties agree that during the Term of this Agreement and after this Agreement expires or is terminated (as the case maybe), a party receiving Confidential Information of the other party will continue:

8.1.1	to maintain in confidence such Confidential Information to the same, extent such party maintains its own proprietary aud confidential information;

8.1.2	not to disclose such Confidential Information to any third party without prior written consent of the other party; and

8.1.3	not to use such Confidential Information for any purpose except those permitted by this Agreement.

8.2
Provided that where the Licensor is the party receiving Confidential Information, the Licensor may disclose all or part of that Confidential Information to its associates on the basis that such associates shall also observe and be bound by the provisions of this Agreement. For the purpose of this Agreement, the associates of the Licensor shall include the Licensor's related corporations (as defined in the Companies Act).

8.3
Notwithstanding any other provisions in this Agreement and for the avoidance of doubt, the Licensor shall be entitled to disclose to any third parties the fact of this Agreement and its ownership of the Intellectual Property Rights and such disclosure may be for any purpose whatsoever.

9.    INDEMNITY

9.1
The Licensee shall indemnify and hold the Licensor harmless from and against any and all costs, losses, liabilities and expenses (including legal costs on a full indemnity basis) in connection with or arising out of:

9.1.1
any breach of the Licensee's obligations in this Agreement, including without limitation, any breach of warranties herein, or any third party claim, action or allegation brought about against the Licensor related to the Licensee's use or misuse of the Technology, or the Licensed Product or Documentation or any Intellectual Property Rights, or any dispute between the Licensee and any third party; or

9.1.2	any act or omission or default by the Licensee or its agents, employees and contractors pursuant to this Agreement.

9.2
In addition to any other remedies available to the Licensor under this Agreement orotherwise, the Parties agree that any unauthorized use, alteration, modification, amendment, reproduction, publication, disclosure or transfer of the Technology, or the Licensed Product or Documentation or any Intellectual Property Rights, will entitle the Licensor to any and all available equitable remedies against the Licensee.

10.    INFRINGEMENT ACTIONS

10.1
If any claim is made or threatened against the Licensee by any third party that the exercise by the Licensee of any rights granted under this Agreement by the Licensor infringes any Intellectual Property Rights of any other person, the Licensee shall fully notify the Licensor as soon as it becomes aware of the claim or threatened claim.

10.2
'THe Licensor shall be given full control of any proceedings or negotiations in connection with the claim and shall be exclusively entitled to appoint and instruct legal advisors and counsel in connection with any such proceedings or negotiations and to determine the forum for any such proceedings.

10.3	The Licensee shall, at its own costs, give the Licensor all reasonable assistance for the purpose of any such proceedings or negotiations.

10.4	The Licensee shall not pay or accept any such claim, or compromise any such proceedings without the consent of the Licensor.

10.5	The Licensor shall be entitled to require the Licensee to take such steps as the Licensor may reasonable require to mitigate or reduce any loss or damage.

10.6	The Licensee shall permit any action to be brought in its name if required by law.

10.7
The Licensor shall have no liability to the Licensee in respect of any claim for infringement of any Intellectual Property Rights which is based on the use of or any other dealing in any of the Intellectual Property Rights otherwise than in accordance with this Agreement.

11.     TERM AND TERMINATION

11.1	This Agreement shall last for a period of sixteen (20) years from the Effective Date.

11.2
[The Parties agree to review the commercial viability of the Licence granted under this Agreement at the end of two (2) years from the Effective Date and may (but shall not be obliged to) vary, by mutual agreement in writing, the terms and conditions herein. Unless varied as aforesaid, this Agreement and its terms and conditions shall continue to apply for the balance of the Term. ]

11.3	This Agreement may be terminated:

11.3.1	without cause, by the Licensee giving not less than sixty (60) days written notice to the Licensor;

11.3.2
forthwith by either party if the other commits any breach of any term of this Agreement and which (in the case of a breach capable of being remedied) is not remedied within fourteen (14) days of a written request to remedy the same. Save that a breach for non-payment or under-paymcnt of Royalty shall be remedied within seven (30) days.

11.3.3
forthwith by either party if the other shall convene a meeting of its creditors or if a proposal shall be made for a scheme of arrangement or a proposal for any other composition scheme or arrangement with (or assignment for the benefit of) its creditors or if the other shall be unable to pay its debts as they fall due or if a receiver and/or manager or similar officer is appointed in respect of all or any part of the business or assets of the other party or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the other party or for the placing of the other party under judicial management (otherwise than for the purpose of a solvent scheme of amalgamation or reconstruction).

11.4
Any termination of this Agreement howsoever occasioned shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party nor the coming into or continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

11.5	Upon termination of this Agreement by the Licensor (howsoever occasioned):

11.5.1	the Licensee's rights to use the Technology, Licensed Product and Documentation and all other rights as set forth in this Agreement shall cease with immediate effect; and

11.5.2
the Licensee shall within fourteen (14) days deliver up, at its own cost and expense, to the Licensor all and any copies of the Technology, the Licensed Product and Documentation, and procure the erasure or obliteration of all storage devices or media used to store, contain, carry or record the same, and shall certify in writing to the Licensor that no copies thereof have been retained; and

11.5.3
the Licensee shall not use, have used, make, have made, sell, have sold and lease, sell or otherwise apply any technology (including software, whether as source codes or otherwise) which are similar to the Technology except through a licence of the Technology to be granted by the Licensor on terms and conditions to be agreed in writing between the Licensor and the Licensee.

11.6
Upon expiration of this agreement, the Licensor's rights to the Technology, Licensed Product and Documentation shall revert to the Licensee, (provided the minimum annual royalties have been paid) and no further royalties shall be payable.

11.7
In addition to such provisions which survive the expiration or termination of this Agreement by operation of law, the provisions of Clauses 3.6, 3.7, 5.7, 5.9, 5.10, 6, 7, 8, 9, 10, 11 and 12 shall continue in force in accordance with their terms, notwithstanding the expiration or termination of this Agreement for any reason.

12.     GENERAL PROVISIONS

12.1
The relationship between the Licensor and Licensee is that of independent contractors. The Licensor and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. The Licensor and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

12.2	Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee without the prior written consent of the Licensor.

12.3
This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

12.4
The headings for each article and section in this Agreement have been inserted for 12.1 convenience of reference only and are not intended to limit or expand on the meaning of (the language contained in the particular article or section.

12.5
Should anyone or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

12.6	This Agreement shall be construed and enforced in accordance with the laws of Nevada.

12.7
Any and all disputes arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to arbitration in Nevada in accordance with the Rules for the time being in force which rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of one (1) arbitrator to be appointed pursuant to the arbitration Rules. The arbitrator's decision shall be final and binding upon the parties and shall provide the sole and exclusive remedies of the parties. All judgement upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award or orders of enforcement. The commencement of any arbitration proceedings under this Clause shall in no way affect the continual performance of the obligations related to the subject matter of such proceedings. All arbitration proceedings shall be in the English Language.

12.8
Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

12.9
Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For the Licensor:       David Bychkov
                                     7432 Emerald Drive
                                     Manassas, Virginia

For the Licensee:      BT2 International, Inc.
                                    Suite 2067, 1117 Desert Lane,
                                    Las Vegas NV 89102-0000

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

12.10
Save as provided in Clause 12.11 below, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce any terms and conditions of this Agreement.

12.11
If, at any time after the date of this Agreement the functions and operations of the Licensor are assigned, merged, transferred into or otherwise forms part of another organization (the "New Entity"), such that the New Entity takes over the whole or substantially the whole of the Licensor's operations, then it is agreed that this Agreement may, at the option of the Licensor, be novated to the New Entity which will than assume all of the Licensor's rights and obligations hereunder. It is further agreed that the Licensor may assign all or any part of its rights hereunder to the New Entity or to any Licensor's Affiliate at nominal consideration.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year set out below.

For and on behalf of:

BT2 International, Inc.

Signature:	/s/Joseph Batty
Name:	Joseph Batty
Designation:	Chief Executive Officer
Date:

In the presence of:

Signature:________________________

Name:____________________________

Date:_____________________________

For and on behalf of:

David Bychkov_________________________

Signature:	/s/David Bychkov
Name:	David Bychkov
Designation:	Owner, Exmocare LLC
Date:	June 8, 2008

In presence of:	/s/Nadia Madjid
Name:	Nadia Madjid
Date:	June 8, 2008

SCHEDULE 1

Description of Technology

All products that are fabricated and manufactured using the designs from the following patents pending as described below:

Bluetooth-transmitting biosensor wristwatch to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative moment and other vital signs.

Biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement.

Biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque.

Biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement.

System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile and above mentioned mouse.

System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media from the above mentioned products.

SCHEDULE 2
Royalty Obligations arc in accordance with the following Royalty Policy:

BT2 INTERNATIONAL, INC.

DIRECTORS' RESOLUTION

Business Model/Royalty Policy

Business Model

BT2 International, Inc. has developed the BT2 watch (hereinafter know as BT2) that is intended for mass production and sale to mature adults who need assistance with their daily living and could benefit from the BT2 ability to monitor their vital signs on a regular basis.

The Company intends to market the BT2 similar to a cellular phone. The BT2 unit will be provided to a customer at a "nominal" price, plus a monthly fee to monitor the results from the unit. Current planning provides for the BT2 to be sold at approximately $100 per unit and the monthly monitoring fee to be approximately $30 per month.

The BT2 will be sold by a network of distributors around the world and will be monitored by security companies, phone companies, etc. The vital sign results from the BT2 will be assessed by the computers that receive the signals and the monitor/computer will determine what type of corrective action may be needed on a patient by patient basis.

Royalty Policy

BT2 International, Inc. will split its revenue into 2 categories:

1. BT2 unit sales
2. Monthly monitoring revenue

Since the units are sold at a "nominal" price, there will be little or no profit derived from these sales. It is the monthly monitoring revenues that will produce a healthy revenue stream and significant profits. The margins on this revenue stream will be substantial.

The $30 per month revenue stream will be divided amongst the distributor, the monitoring company and BT2 International, Inc. Our current expectations are that BT2 International, Inc. will receive between $10 and $20 per month for each of these units sold. Final determination of how this monthly fee will be allocated will depend on the country and the company that is engaged to monitor the units.

BT2 International, Inc. intends to place 30% of its revenue (between $10 and S20 per month for each of these units) from this monthly monitoring fee into a royalty pool.

Payments will be made from this royalty pool to the following 3 parties:

1. Royalty Unit Holders

a.  Royalty Unit Holders are those people/corporations who have purchased a unit as an investment in BT2 International, Inc.

b. The Royalty Units will be considered "Non-mature" until they have been repaid for 2 times the amount of the purchase price

c. The Royalty Units will be considered "Mature" once they have been repaid for 2 times the amount of the purchase price

d. Once the Royalty Units have been repaid for 2 times the amount of the purchase price and have "Matured" the formula for determining the amount of the royalty due to these Units will change.

2. Exmocare LLC, et al

a. Exmocare LLC and David Bychkov are the inventors of BT2

b. As part of the creation of BT2 International, the inventors are due to be paid a  royalty.

3.      Shareholders of BT2 International, Inc.

The formula for determining the amounts of these payments are as follows:

•      During the period that the Royalty Units have not matured:

1.	60% of the amount placed into the royalty pool shall be paid to the Royalty Unit holders

2.	15% of the amount placed into the royalty pool shall be paid to Exmocare LLC, et al

3.	25% of the amount placed into the royalty pool shall be paid to the shareholders of BT2 International, Inc.

•      After the Royalty Units have matured:

1.	10% of the amount placed into the royalty pool shall be paid to the Royalty Unit holders

2.	25% of the amount placed into the royalty pool shall be paid to Exmocare LLC, et al

3.	65% of the amount placed into the royalty pool shall be paid to the shareholders of BT2 International, Inc.

The amount of royalties to be placed into the royalty pool shall be calculated quarterly and shall be paid within 15 days after the end of each quarter.

SCHEDULE 3

Milestones and Grant of Equity

The parlies agree that there will be certain milestones to be achieved during the development of the final product and the marketing of this BT2 product. As each of these milestones is achieved, the Licensee shall grant the Licensor common shares in BT2 International, Inc. as follows:

•	Raising the first $100,000 of equity/royalty units in BT2 International, Inc. - grant of 500,000 common shares

•	Raising the next $500,000 of equity/royalty units in BT2 International, Inc. - grant of 500,000 common shares

•	Raising the next $1,000,000 of equity/royalty units in BT2 International, Inc. - grant of 500,000 common shares

•	Raising the more than $5,000,000 of equity/royalty units in BT2 International, Inc. - grant of 2,500,000 common shares

•	Meeting the $200,000 revenue mark from evaluation kit sales to prospective distributors - grant of 500,000 common shares

•	Meeting the $1,000,000 revenue mark from evaluation kit sales and/or BT2 watch sales to prospective distributors - grant of 1,000,000 common shares

•	BT2 International, Inc. going public or merging with a public company - grant of 5,000,000 common shares

•	Transfer of title of ownership as per Clause 2.3 - grant of 500,000 common shares